As filed with the Securities and Exchange Commission on May 6, 2010

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BGC PARTNERS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	13-4063515
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

499 Park Avenue

New York, New York 10022

(212) 610-2200

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Stephen M. Merkel

BGC Partners, Inc.

499 Park Avenue

New York, New York 10022

(212) 610-2200

(212) 829-4708 fax

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Christopher T. Jensen

George G. Yearsich

Morgan, Lewis & Bockius LLP

101 Park Avenue

New York, New York 10178

(212) 309-6000

(212) 309-6001 fax

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement, as determined by market conditions.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 under the Securities Exchange Act of 1934:

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
Class A Common Stock, par value $0.01 per share	$100,000,000	$7,130

(1)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(2)	Calculated by multiplying the estimated aggregate offering price of securities to be registered by 0.00007130.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated May 6, 2010

BGC PARTNERS, INC.

Class A Common Stock

This prospectus relates to shares of Class A common stock that may be offered by BGC Partners, Inc., which we refer to as “BGC Partners,” “we,” “us,” or the “Company.” The aggregate initial offering price of all shares of Class A common stock sold by us under this prospectus will not exceed $100,000,000.

Through this prospectus, we may offer shares of our Class A common stock from time to time and sell shares in amounts, at prices and on terms to be determined at the time of the offering. We may sell the securities to or through one or more underwriters, dealers or agents or directly to purchasers on a delayed or continuous basis.

Unless otherwise set forth in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities we offer by this prospectus for general corporate purposes, which, among other things, are expected to include repurchases of shares of Class A common stock or purchases of partnership units in our subsidiary BGC Holdings, L.P., which we refer to as “BGC Holdings,” or other equity interests in our subsidiaries from partners, executive officers and other employees of the Company or its subsidiaries and Cantor Fitzgerald, L.P., which we refer to as “Cantor” and its affiliates. Certain of such partners will be expected to use the proceeds from such sales to repay outstanding loans to, or credit enhanced by, Cantor or BGC Holdings. To the extent available, from time to time, we may also contribute a portion of the net proceeds to us from the sale of shares we offer by this prospectus to our subsidiaries, BGC Partners, L.P. and/or BGC Global Holdings, L.P., in exchange for BGC U.S. limited partnership interests and/or BGC Global limited partnership interests, in each case on a one-for-one basis (subject to customary anti-dilution adjustments).

Our Class A common stock is traded on the Nasdaq Global Select Market under the symbol “BGCP.” On May 4, 2010, the last reported sale price of our Class A common stock was $6.58 per share.

An investment in our shares of Class A common stock involves risks. See the “Risk Factors” section beginning on page 4 of this prospectus and in our Annual Report on Form 10-K for the year ended December 31, 2009 as filed with the Securities and Exchange Commission and any updates to those risk factors contained in our subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission, which we incorporate herein by reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2010.

You should rely only on the information provided in this prospectus and any applicable prospectus supplement, as well as the information incorporated by reference. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, the prospectus supplement or any documents incorporated by reference is accurate as of any date other than the date of the applicable document.

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ABOUT THIS PROSPECTUS

When the prospectus is delivered to any investor in an offering described above, the investor will be informed of that fact in the confirmation of sale or in a prospectus supplement

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission, which we refer to as the “SEC,” using a shelf registration process. Under the shelf registration process, we may sell shares of Class A common stock as described in this prospectus in one or more offerings. Any prospectus supplement may add, update or change the information contained in this prospectus. If required, the information in this prospectus, including financial information, will be updated at the time of each offering. You should read carefully both this prospectus and any prospectus supplement, together with the additional information described below.

This prospectus does not contain all the information provided in the registration statement we filed with the SEC. For further information about us or the shares offered hereby, you should refer to that registration statement, which you can obtain from the SEC as described below under “Where You Can Find More Information.”

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, which we refer to as the “Securities Act,” and Section 21E of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act.” Such statements are based upon current expectations that involve risks and uncertainties. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. For example, words such as “may,” “will,” “should,” “estimates,” “predicts,” “potential,” “continue,” “strategy,” “believes,” “anticipates,” “plans,” “expects,” “intends” and similar expressions are intended to identify forward-looking statements.

Our actual results and the outcome and timing of certain events may differ significantly from the expectations discussed in the forward-looking statements. Factors that might cause or contribute to such a discrepancy include, but are not limited to:

•	pricing and commissions and market position with respect to any of our products and services and those of our competitors;

•	the effect of industry concentration and reorganization, reduction of customers and consolidation;

•	liquidity, clearing capital requirements and the impact of recent credit market events;

•	market conditions, including trading volume and volatility, and further deterioration of the debt capital markets;

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our relationship with Cantor and its affiliates and any related conflicts of interest, competition for and retention of brokers and other managers and key employees, support for liquidity and capital and other relationships, including Cantor’s holding of convertible notes;

•	economic or geopolitical conditions or uncertainties;

•	the extensive regulation of our businesses, changes in regulations relating to the financial services industry, and risks relating to compliance matters;

•	factors related to specific transactions or series of transactions, including credit, performance and unmatched principal risk, counterparty failure, and the impact of fraud and unauthorized trading;

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the costs and expenses of developing, maintaining and protecting our intellectual property, including judgments or settlements paid or received in connection with intellectual property, as well as employment or other litigation and their related costs;

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certain financial risks, including the possibility of future losses and negative cash flow from operations, potential liquidity and other risks relating to the ability to obtain financing or refinancing of existing debt and risks of the resulting leverage, as well as interest and currency rate fluctuations;

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our ability to enter new markets or develop new products, trading desks, marketplaces or services and to induce customers to use these products, trading desks, marketplaces or services and to secure and maintain market share;

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our ability to enter into marketing and strategic alliances and other transactions, including acquisitions, dispositions, reorganizations, partnering opportunities and joint ventures, and the integration of any completed transactions;

•	our ability to hire new personnel;

•	our ability to expand the use of technology for hybrid and fully electronic trading;

•	our ability to effectively manage any growth that may be achieved;

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financial reporting, accounting and internal control factors, including identification of any material weaknesses in our internal controls and our ability to prepare historical and pro forma financial statements and reports in a timely manner;

•	the effectiveness of risk management policies and procedures, and the impact of unexpected market moves and similar events;

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our ability to meet expectations with respect to payments of dividends and repurchases of our common stock or purchases of BGC Holdings limited partnership interests or other equity interests in our subsidiaries, including from Cantor, our executive officers, and our employees; and

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the risk factors described in our Annual Report on Form 10-K for the year ended December 31, 2009 as filed with the SEC and any updates to those risk factors contained in our subsequent Quarterly Reports on Form 10-Q filed with the SEC, which we incorporate herein by reference.

The foregoing risks and uncertainties, as well as those risks referred to under the heading “Risk Factors” and incorporated by reference herein, may cause actual results to differ materially from the forward-looking statements. The information included herein is given as of the date of this prospectus, and future events or circumstances could differ significantly from these forward-looking statements. We do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CERTAIN DEFINED TERMS

Unless we otherwise indicate or unless the context requires otherwise, any reference in this prospectus to:

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the “BGC business” refers, prior to the merger, to the business Cantor contributed to BGC Partners and the OpCos pursuant to the separation agreement, which includes the business of BGC Financial Group, Inc. (formerly known as Maxcor Financial Group Inc.), which we refer to as “Maxcor,” including its Euro Brokers subsidiaries, the business of ETC Pollak SAS, which we refer to as “ETC Pollak,” the business of Aurel Leven Securities, which we refer to as “Aurel Leven,” the business of AS Menkul Kiymetler A.S., which we refer to as “AS Menkul,” the business of Radix Energy (Singapore) Pte Ltd, which we refer to as “Radix,” Cantor’s interests in Freedom International Holdings, L.P. (which holds an interest in Freedom International Brokerage L.P., which we refer to as “Freedom International Brokerage”), the emerging markets equity derivatives business of Marex Financial Limited, which we refer to as “Marex Financial,” Cantor’s North American fully electronic trading revenue business and the other inter-dealer brokerage, electronic brokerage services and market data businesses, historically operated by Cantor, that Cantor contributed to BGC Partners and the OpCos pursuant to the separation agreement; and from and after the merger, the previously described businesses and the eSpeed businesses. Cantor continues to hold its equity capital markets, debt capital markets, investment banking and gaming businesses, its interests in BGC Partners and BGC Holdings, certain greenhouse gas, energy, environmental and emission allowances businesses, the equity derivatives inter-dealer brokerage business of the Equities Division of Cantor and certain other businesses;

•	the “BGC Division” refers to the BGC business prior to the merger, not including Cantor’s North American fully electronic trading revenue business;

•	“BGC Global” refers to BGC Global Holdings, L.P., which holds the non-U.S. BGC business;

•	“BGC Holdings” refers to BGC Holdings, L.P.;

•	“BGC Partners” refers to BGC Partners, Inc.;

•	“BGC Partners OldCo” refers to BGC Partners, LLC (formerly known as BGC Partners, Inc.) before its merger with and into eSpeed;

•	“BGC U.S.” refers to BGC Partners, L.P., which holds the U.S. BGC business;

•	“Cantor” or the “Cantor group” refers to Cantor Fitzgerald, L.P., a Delaware limited partnership, its managing general partner and its subsidiaries other than BGC Partners;

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“Cantor’s North American fully electronic trading revenue business” or “fulfillment revenue” refers to Cantor’s right, prior to the merger, to receive 35% of all of eSpeed’s gross North American fully electronic trading revenues. eSpeed recognized the remaining 65% in its financial statements as “Fully electronic transactions with related parties.” In its capacity as a fulfillment service provider, Cantor processed and settled transactions and, as such, collected and paid the funds necessary to clear transactions with the counterparty. This former arrangement was covered under the Amended and Restated Joint Services Agreement, dated as of October 1, 2005, as amended, which we also refer to as the “JSA”;

•	“Class A common stock” refers to BGC Partners Class A common stock, par value $0.01 per share;

•	“convertible notes” refers to the BGC Partners 8.75% Convertible Senior Notes due 2015;

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•	“distribution rights” refers to the obligation of Cantor to distribute to founding partners and certain Cantor partners shares of Class A common stock;

•	“eSpeed” refers to eSpeed, Inc.;

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“founding partners” or “BGC Holdings founding partners” refers to the individuals who became limited partners of BGC Holdings in the mandatory redemption of interests in Cantor in connection with the separation and who provide services to BGC Partners (provided that members of the Cantor group and Howard W. Lutnick (including any entity directly or indirectly controlled by Mr. Lutnick or any trust to which he is a guarantor, trustee or beneficiary) are not founding partners);

•	“founding/working partners” refers to founding partners and/or working partners;

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“merger” refers to the merger of BGC Partners OldCo with and into eSpeed on April 1, 2008 pursuant to the Agreement and Plan of Merger, dated as of May 29, 2007, as amended as of November 5, 2007 and February 1, 2008, by and among eSpeed, BGC Partners OldCo, Cantor Fitzgerald, L.P., BGC U.S., BGC Global and BGC Holdings;

•	the “OpCos” refers to BGC U.S. and BGC Global, collectively;

•	“PSIs” refers to certain working partner interests of BGC Holdings issued to certain employees of BGC Partners and other persons who provide services to BGC Partners;

•	“PSUs” refers to certain working partner interests of BGC Holdings issued to certain employees of BGC Partners and other persons who provide services to BGC Partners;

•	“REUs” refers to certain partnership interests of BGC Holdings issued to certain employees of BGC Partners and other persons who provide services to BGC Partners;

•	“RPUs” refers to certain partnership interests of BGC Holdings issued to certain employees of BGC Partners and other persons who provide services to BGC Partners;

•	“RSUs” refers to BGC Partners’ unvested restricted stock units issued to certain employees of BGC Partners and other persons who provide services to BGC Partners;

•	the “separation” refers to the separation, by Cantor, of the BGC business from the remainder of the Cantor group’s businesses pursuant to the separation agreement on March 31, 2008; and

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“working partners” refers to holders of working partner units, including PSIs and PSUs, who become limited partners of BGC Holdings from time to time after the separation and the merger and who provide services to BGC Partners.

SUMMARY

This summary description of our business and this offering may not contain all the information that may be important to you. You should read this entire prospectus, including the information set forth under the heading “Risk Factors” and the financial data and related notes included or incorporated by reference herein before making an investment decision. See the “Certain Defined Terms” section on page v of this prospectus for the definition of certain terms used in this prospectus.

Our Company

We are a leading global financial intermediary to the financial markets specializing in the brokering of a broad range of financial products globally, including fixed income securities, interest rate swaps, foreign exchange, equities, equity derivatives, credit derivatives, commodities, futures, structured products and other instruments. We also provide a full range of services, including trade execution, broker-dealer services, clearing, processing, information, and other back office services, to a broad range of financial and non-financial institutions. Through our eSpeed and BGCantor Market Data brands, we also offer financial technology solutions, market data, and analytics related to select financial instruments and markets. Our customers include many of the world’s largest banks, broker-dealers, investment banks, trading firms, hedge funds, governments and investment firms. Our integrated platform is designed to provide flexibility to customers with regard to price discovery, execution and processing of transactions, and enables them to use voice, hybrid, or, where available, fully electronic brokerage services in connection with transactions executed either OTC or through an exchange.

We have offices in New York and London, as well as in Beijing (representative office), Chicago, Copenhagen, Hong Kong, Istanbul, Johannesburg, Mexico City, Moscow, Nyon, Paris, Rio de Janeiro, Sao Paulo, Sarasota, Seoul, Singapore, Sydney, Tokyo and Toronto. As of March 31, 2010, we had 1,551 brokers and salespeople across more than 150 desks and products (approximately triple the number we had in October 2004). In 2009, we processed approximately 15.7 million transactions, totaling almost $125 trillion notional on our hybrid and fully electronic platforms. During the first quarter of 2010, we processed approximately 4.6 million transactions, totaling almost $45.4 trillion notional on our hybrid and fully electronic platforms.

Our History

Our voice brokerage business originates from one of the oldest and most established inter-dealer franchises in the financial intermediary industry. Cantor started our brokerage operations in 1972 and in 1996 launched the eSpeed system, revolutionizing the way government bonds are traded in the inter-dealer market by providing a fully electronic trading marketplace. eSpeed completed an initial public offering in 1999 and began trading on Nasdaq, yet remained one of Cantor’s controlled subsidiaries. Following eSpeed’s initial public offering, Cantor continued to operate its inter-dealer voice brokerage business separately from eSpeed.

Prior to the events of September 11, 2001, our brokerage business was widely recognized as one of the leading full-service wholesale inter-dealer brokers in the world with a rich history of developing innovative technological and financial solutions. After September 11, 2001 and the loss of the majority of our U.S.-based employees, our brokerage business operated primarily in Europe.

In August 2004, Cantor announced the reorganization and separation of its inter-dealer voice brokerage business into a subsidiary called “BGC,” in honor of B. Gerald Cantor, a pioneer in screen brokerage services and fixed income market data products. Over the past several years, we have re-established our U.S. presence and have continued to expand our global presence through the acquisition and integration of established brokerage companies and the hiring of experienced brokers. Through these actions, we have been able to expand our presence in key markets and position our business for sustained growth. These acquisitions include

•	May 2005 – Euro Brokers, a U.S. and international inter-dealer brokerage firm;

•	September 2005 – ETC Pollak, an inter-dealer broker in Paris;

•	November 2006 – Aurel Leven, an independent inter-dealer broker in France, active in the equities, equity derivatives and fixed income markets;

•	December 2006 – AS Menkul, an established broker in Turkey;

•	August 2007 – Marex Financial’s emerging markets equity derivatives business;

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December 2007 – we and several other leading financial institutions announced the establishment of a fully electronic futures exchange. We hold an approximate 25% interest in the exchange’s operating limited partnership, ELX Futures, L.P., and its holding company general partner, ELX Futures Holdings LLC, which we refer to together as “ELX.” Affiliates of Bank of America/Merrill Lynch, Barclays Capital, Breakwater, Citigroup, Credit Suisse, Deutsche Bank Securities, GETCO, Goldman Sachs, JPMorgan, Morgan Stanley, PEAK6, and The Royal Bank of Scotland also hold a minority interest in each such entity;

•	March 2008 – business of Radix, an OTC energy broker based in Singapore;

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March 2009 – we announced that we were granted preliminary approval by the China Banking Regulatory Commission to establish a money broking joint venture company with China Credit Trust Co., Ltd. The joint venture, named China Credit BGC Money Broking Company Limited, which we refer to as “China Credit BGC,” is seeking final approval. China Credit BGC will be based in Beijing, China and will be the first broking company of its kind to operate in that city as part of a Chinese government pilot program. Subject to final approval, China Credit BGC plans to provide domestic and international broking services for foreign exchange, bond, money market, and derivatives products. We will hold a 33% stake in China Credit BGC, which is the highest percentage shareholding currently permitted to be held by a foreign investor in a Chinese money broker at the present time;

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June 2009 – Liquidez Distribuidora de Titulos e Valores Mobiliarios Ltda., which we refer to as “Liquidez,” a Brazilian financial institution and interdealer broker with offices in Sao Paulo and Rio de Janeiro. This acquisition enabled us to enter the Brazilian market, which is fast becoming one of the world’s major economies, and will provide a platform for further expansion in Brazil and Latin America; and

•	November 2009 – we opened a new office in Moscow, which is located at Smolenskya. This office provides brokerage services to clients based locally as well as internationally.

The Merger

On April 1, 2008, BGC Partners OldCo merged with and into eSpeed, to form BGC Partners. The merger combined eSpeed’s electronic marketplaces and related electronic trading technology expertise in the government bond and other markets with our inter-dealer brokerage businesses. Our management believes this combination has positioned us as one of the few inter-dealer brokers with hybrid capabilities and technology, thus enabling us to offer superior execution to our clients and drive higher trading volumes. Prior to the merger, BGC Partners and eSpeed had a strong relationship through a joint services agreement under which revenues for certain services were shared. One of the primary motivations for our merger was our strategy of better focusing eSpeed’s technology on supporting BGC Partners’ brokerage services.

Our Organizational Structure

As stated in the preceding paragraph, on April 1, 2008, BGC Partners OldCo and eSpeed merged to form BGC Partners. Immediately prior to the merger, pursuant to a separation agreement, Cantor transferred certain assets and liabilities to BGC Partners OldCo and/or its subsidiaries.

We are a holding company and our business is operated through two operating partnerships, BGC U.S., which holds our U.S. businesses, and BGC Global, which holds our non-U.S. businesses. In connection with the separation, Maxcor was contributed to BGC Partners OldCo in exchange for BGC Partners OldCo units that became shares of our common stock in the merger and the remainder of the BGC businesses were contributed to the OpCos in exchange for limited partnership interests in the OpCos. In connection with the merger, eSpeed contributed the eSpeed businesses to the OpCos in exchange for limited partnership interests in the OpCos.

The limited partnership interests of the OpCos are held by us and BGC Holdings and the limited partnership interests of BGC Holdings are currently held by Cantor and the founding/working partners, REU partners and RPU partners. We hold the BGC Holdings general partnership interest and the BGC Holdings special voting limited partnership interest, which entitle us to remove and appoint the general partner of BGC Holdings, and serve as the general partner of BGC Holdings, which entitles us to control BGC Holdings. BGC Holdings, in turn, holds the BGC U.S. general partnership interest and the BGC U.S. special voting limited partnership interest, which entitle the holder thereof to remove and appoint the general partner of BGC U.S., and the BGC Global general partnership interest and the BGC Global special voting limited partnership interest, which entitle the holder thereof to remove and appoint the general partner of BGC Global, and serves as the general partner of BGC U.S. and BGC Global, all of which entitle BGC Holdings (and thereby us) to control each of BGC U.S. and BGC Global. BGC Holdings holds its BGC Global general partnership interest through a company incorporated in the Cayman Islands, BGC Global Holdings GP Limited.

The following diagram illustrates our ownership structure as of March 31, 2010. The following diagram does not reflect the various subsidiaries of ours, BGC U.S., BGC Global, BGC Holdings or Cantor, or the results of any exchange of BGC Holdings exchangeable limited partnership interests or, to the extent applicable, BGC Holdings founding/working partner interests, REUs or RPUs:

*	Shares of Class B common stock are convertible into shares of Class A common stock at any time in the discretion of the holder on a one-for-one basis. Accordingly, if Cantor converted all of its Class B common stock into Class A common stock, Cantor would hold 32.7% of the voting power and the public stockholders would hold 67.3% of the voting power (and the indirect economic interests in BGC U.S. and BGC Global would remain unchanged).

Executive Offices

Our executive offices are located at 499 Park Avenue, New York, New York 10022, while our international headquarters are at One Churchill Place in London, U.K. Our telephone number is (212) 610-2200. Our website is located at www.bgcpartners.com and our email is info@bgcpartners.com. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus.

RISK FACTORS

An investment in our shares of Class A common stock involves risks. You should consider carefully the “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2009 as filed with the SEC and any updates to those risk factors contained in our subsequent Quarterly Reports on Form 10-Q filed with the SEC, which we incorporate herein by reference, as well as the other information included in this prospectus, before making an investment decision. You should also consider carefully the risks set forth under the heading “Risk Factors” in any applicable prospectus supplement before investing in the shares of Class A common stock offered thereby. Some of our risks factors relate principally to the industry in which we operate and our business in general. Other risk factors relate principally to our relationship with Cantor and its affiliates, the securities market and ownership of our Class A common stock. Any of the risk factors could significantly and negatively affect our business, financial condition or operating results and the trading price of our stock. You could lose all or part of your investment.

USE OF PROCEEDS

Unless otherwise set forth in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the shares we offer by this prospectus for general corporate purposes, which, among other things, are expected to include repurchases of shares of Class A common stock or purchases of partnership units in BGC Holdings or other equity interests in our subsidiaries from partners, executive officers and other employees of ours or our subsidiaries and of Cantor and its affiliates. Certain of such partners will be expected to use the proceeds from such sales to repay outstanding loans to, or credit enhanced by, Cantor or BGC Holdings. To the extent available, from time to time, we may also contribute a portion of the net proceeds to us from the sale of shares we offer by this prospectus to BGC U.S. and/or BGC Global in exchange for BGC U.S. limited partnership interests and/or BGC Global limited partnership interests, in each case on a one-for-one basis (subject to customary anti-dilution adjustments).

BGC U.S. and BGC Global intend to use the net proceeds they receive from us, if any, for various purposes, including for general partnership purposes, including potential strategic alliances, acquisitions, joint ventures or broker hires. In addition, from time to time, we have evaluated and we expect to continue to evaluate and potentially pursue possible strategic alliances, acquisitions, joint ventures or broker hires.

We may raise additional funds from time to time through equity or debt financing, including borrowings under credit facilities, to finance our business and operations.

DIVIDEND POLICY

Our board of directors has authorized a dividend policy which provides that we expect to pay not less than 75% of our “post-tax distributable earnings per fully diluted share” (defined below) as cash dividends to all common stockholders, with the balance of such distributable earnings to be available to repurchase shares of our common stock or purchase BGC Holdings limited partnership interests or other equity interests in our subsidiaries, including from Cantor or our executive officers. We calculate our “post-tax distributable earnings” generally as our GAAP income (loss) from continuing operations before minority interest and income taxes and excluding certain non-cash compensation and other non-cash expenses as well as non-cash undistributed income or non-cash losses from our equity investments, adjusted to assume that such earnings were taxed at the same effective tax rate as BGC Partners, Inc. (please see below for a more detailed definition of post-tax distributable earnings).

Our board of directors and our audit committee have authorized repurchases of our common stock and purchases of BGC Holdings limited partnership interests or other equity interests in our subsidiaries as part of this policy, including those held by Cantor or our executive officers, at the volume weighted average price, to the extent available, or at other negotiated prices, of such securities on the date on which such purchase or repurchase is made. As of April 30, 2010, we had $15 million remaining under this authorization and may continue to actively make repurchases or cease to make repurchases, from time to time. In May 2010, our board of directors and audit committee reauthorized the $100 million stock repurchase authorization. We expect to pay such dividends, if and when declared by our board of directors and our audit committee, on a quarterly basis. The dividend to stockholders is expected to be calculated based on post-tax distributable earnings allocated to BGC Partners, Inc. and generated over the fiscal quarter ending prior to the record date for the dividend.

We are a holding company with no direct operations and therefore we are able to pay dividends only from our available cash on hand and funds received from distributions from BGC U.S. and BGC Global.

The declaration, payment, timing and amount of any future dividends payable by us will be at the sole discretion of our board of directors. Our ability to pay dividends may also be limited by regulatory considerations as well as by covenants contained in future financing or other agreements. In addition, under Delaware law, dividends may be payable only out of surplus, which is our net assets minus our liabilities and our capital, or, if we have no surplus, out of our net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Accordingly, any unanticipated accounting, tax or other charges against net income may adversely affect our ability to declare dividends. While we intend to declare and pay dividends quarterly, there can be no assurance that our board of directors will declare dividends at all or on a regular basis or that the amount of dividend will not change.

Certain Definitions

“Revenues for distributable earnings,” “pre-tax distributable earnings” and “post-tax distributable earnings” are supplemental measures of operating performance and which are used by management to evaluate the financial performance of us and our subsidiaries. We believe that distributable earnings best reflects the operating earnings generated by the Company on a consolidated basis and are the earnings which management considers available for distribution to BGC Partners and its common stockholders as well as to holders of BGC Holdings partnership units during any period. As compared with “income (loss) from continuing operations before income taxes,” “net income (loss) for fully diluted shares,” and “fully diluted earnings (loss) per share,” all prepared in accordance with GAAP, distributable earnings calculations exclude certain non-cash compensation and other expenses which generally do not involve the receipt or outlay of cash by BGC Partners, and which do not dilute existing stockholders, and which do not have economic consequences, as described below.

Revenues for distributable earnings are defined as GAAP revenues excluding the impact of BGC Partners’ pro rata share of earnings or losses from our equity investments, such as in Aqua Securities, L.P. and ELX.

Pre-tax distributable earnings are defined as GAAP income (loss) from continuing operations before income taxes excluding non-cash, non-dilutive, and non-economic items, including, for example:

•

Non-cash stock based equity compensation charges for REUs granted or issued prior to the merger of BGC Partners with and into eSpeed, as well as post-merger non-cash, non-dilutive equity-based compensation related to partnership unit exchange or conversion;

•	Allocations of net income to founding/working partner units, including REUs, RPUs, PSUs and PSIs;

•	Non-cash asset impairment charges, if any;

•	Charges related to repurchases, cancellations or redemptions of partnership interests.

Distributable earnings calculations also exclude certain one-time or non-recurring items, if any.

Since distributable earnings are calculated on a pre-tax basis, management intends to also report “post-tax distributable earnings” and “post-tax distributable earnings per fully diluted share”:

•	“Post-tax distributable earnings” are defined as pre-tax distributable earnings adjusted to assume that all pre-tax distributable earnings were taxed at the same effective rate.

•

“Post-tax distributable earnings per fully diluted share” are defined as post-tax distributable earnings divided by the weighted average number of fully diluted shares for the period. In the event that there is a GAAP loss but positive distributable earnings, the distributable earnings per share calculation will include all fully diluted shares that would be excluded under GAAP to avoid anti-dilution.

In addition to the pro rata distribution of net income to BGC Holdings founding/working partner units, PSUs, PSIs, RPUs and REUs, and to Cantor for its non-controlling interest, we also expect to pay a quarterly dividend to our common stockholders. The amount of all of these payments is expected to be determined using the same definition of distributable earnings. The dividend to stockholders is expected to be calculated based on post-tax distributable earnings allocated to us and generated over the fiscal quarter ending prior to the record date for the dividend. No assurance can be made, however, that a dividend will be paid each quarter.

Employees who are holders of unvested restricted stock units, which we refer to as “RSUs,” are granted pro-rata payments equivalent to the amount of dividend paid to common stockholders. Under GAAP, dividend equivalents on unvested RSUs are required to be taken as a compensation charge in the period paid. However, to the extent that they represent cash payments made from the prior period’s distributable earnings, they do not dilute existing stockholders and are therefore excluded from the calculation of distributable earnings.

Distributable earnings is not meant to be an exact measure of cash generated by operations and available for distribution, nor should it be considered in isolation or as an alternative to cash flow from operations or income (loss) for fully diluted shares. We view distributable earnings as a metric that is not necessarily indicative of liquidity or the cash available to fund its operations.

Pre- and post-tax distributable earnings are not intended to replace the presentation of our GAAP financial results. However, management does believe that they will help provide investors with a clearer understanding of our Company’s financial performance and offer useful information to both management and investors regarding certain financial and business trends related to our financial condition and results from operations. Management believes that distributable earnings and the GAAP measures of our Company’s financial performance should be considered together.

PRICE RANGE OF CLASS A COMMON STOCK

Our Class A common stock is traded in the Nasdaq Global Select Market under the symbol “BGCP.” There is no public trading market for our Class B common stock, which is held by Cantor and its managing general partner. The following table sets forth, for the fiscal quarters indicated, the high and low sales prices per share of our Class A common stock, as reported in the consolidated transaction reporting system.

We declared quarterly dividends of $0.09, $0.09, $0.08, $0.06 and $0.14 for the first, second, third and fourth quarters of 2009 and the first quarter of 2010, respectively.

	High	Low
2010
First Quarter	$6.47	$3.72
Second Quarter (through May 4, 2010)	$6.89	$6.00

2009
First Quarter	$3.24	$1.40
Second Quarter	$4.05	$2.18
Third Quarter	$4.74	$3.78
Fourth Quarter	$5.66	$4.13

2008
First Quarter	$12.97	$10.62
Second Quarter	$12.11	$6.90
Third Quarter	$7.73	$3.35
Fourth Quarter	$4.59	$2.15

On May 4, 2010, the last reported closing price of our Class A common stock on the Nasdaq Global Select Market was $6.58. As of April 30, 2010, there were 349 holders of record of our Class A common stock and two holders of record of our Class B common stock.

DESCRIPTION OF CAPITAL STOCK

The following summary is a description of the material terms of our capital stock. Our certificate of incorporation and bylaws are filed as exhibits to the registration statement of which this prospectus is a part.

Our Capital Stock

The following description of our Class A common stock, Class B common stock, preferred stock and the relevant provisions of our certificate of incorporation and bylaws are summaries thereof and are qualified in their entirety by reference to our certificate of incorporation and bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus is a part, and applicable law. Our certificate of incorporation is an amendment and restatement of the eSpeed certificate of incorporation.

Our authorized capital stock consists of 600 million shares of common stock, consisting of 500 million shares of Class A common stock, par value $0.01 per share, and 100 million shares of Class B common stock, par value $0.01 per share, and 50 million shares of preferred stock, par value $0.01 per share.

Common Stock

As of April 30, 2010, there were 55,349,284 shares of our Class A common stock outstanding and 26,448,107 shares of our Class B common stock outstanding. The holders of our Class A common stock are generally entitled to one vote per share on all matters to be voted upon by the stockholders as a group, entitling holders of our Class A common stock to approximately 17.5% of our voting power, and do not have cumulative voting rights. Our Class B common stock entitles holders to ten votes per share on all matters to be voted upon by the stockholders as a group, to 82.5% of the voting power in our company in respect of our Class B common stock, and does not have cumulative voting rights. Cantor and CF Group Management Group, Inc., which we refer to as “CFGM,” the managing general partner of Cantor, and an entity controlled by our Chairman and Chief Executive Officer, Howard W. Lutnick, are the only holder of our Class B common stock. Our Class B common stock generally votes together with our Class A common stock on all matters submitted to the vote of our stockholders.

Each share of Class A common stock is equivalent to a share of Class B common stock for purposes of economic rights. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of Class A common stock and Class B common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of funds legally available therefrom. See “Price Range of Class A Common Stock” and “Dividend Policy.” In the event of our liquidation, dissolution or winding up, the holders of Class A common stock and holders of Class B common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.

Our certificate of incorporation provides that each share of the Class B common stock is convertible at any time, at the option of the holder, into one share of the Class A common stock. Each share of the Class B common stock will automatically convert into a share of the Class A common stock upon any sale, pledge or other transfer, which we refer to as a “transfer,” whether or not for value, by the initial registered holder, other than any transfer by the initial holder to (1) Cantor, (2) any entity controlled by Cantor or by Mr. Lutnick and (3) Mr. Lutnick, his spouse, his estate, any of his descendants, any of his relatives or any trust established for his benefit or for the benefit of his spouse, any of his descendants or any of his relatives.

Any holder of shares of Class B common stock may pledge his, her or its shares of Class B common stock, as the case may be, to a pledgee pursuant to a bona fide pledge of the shares as collateral security for indebtedness due to the pledgee so long as the shares are not transferred to or registered in the name of the pledgee. In the event of any pledge meeting these requirements, the pledged shares will not be converted automatically into shares of the Class A common stock. If the pledged shares of the Class B common stock become subject to any foreclosure, realization or other similar action by the pledgee, they will be converted automatically into shares of Class A common stock upon the occurrence of that action. The automatic conversion provisions in our certificate of incorporation may not be amended, altered, changed or repealed without the approval of the holders of a majority of the voting power of all outstanding shares of the Class A common stock.

Shares of the Class A common stock are not subject to any conversion right. None of the Class A common stock or Class B common stock has any pre-emptive or other subscription rights. There will be no redemption or sinking fund provisions applicable to the Class A common stock or Class B common stock. All outstanding shares of Class A common stock and Class B common stock are fully paid and non-assessable.

Preferred Stock

Our board of directors will have the authority to issue preferred stock in one or more classes or series and to fix the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof including dividend rights, dividend rates, terms of redemption, redemption prices, conversion rights and liquidation preferences of the shares constituting any class or series, without further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change of control of our company without further action by the stockholders and may adversely affect the voting and other rights of the holders of our common stock. At present, we have no plans to issue any preferred stock.

Anti-Takeover Effects of Delaware Law and our Certificate of Incorporation, Bylaws and Convertible Notes

Some provisions of the Delaware General Corporation Law, which we refer to as the “DGCL” and our certificate of incorporation, bylaws and convertible notes could make the following more difficult:

•	acquisition of us by means of a tender offer;

•	acquisition of us by means of a proxy contest or otherwise; or

•	removal of our incumbent officers and directors.

These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also primarily designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection give us the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us and outweigh the disadvantages of discouraging those proposals because negotiation of them could result in an improvement of their terms.

Delaware Anti-Takeover Law

We are subject to Section 203 of the DGCL. In general, Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless the “business combination” or the transaction in which the person became an “interested stockholder” is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the “interested stockholder.” An “interested stockholder” is a person who, together with affiliates and associates, owns 15% or more of a corporation’s outstanding voting stock, or was the owner of 15% or more of a corporation’s outstanding voting stock at any time within the prior three years, other than “interested stockholders” prior to the time the Class A common stock was traded on the Nasdaq Global Select Market. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging takeover attempts that might result in a premium over the market price for the shares of Class A common stock held by stockholders.

Certificate of Incorporation and Bylaws

Our bylaws provide that special meetings of stockholders may be called only by the Chairman of our board of directors, or in the event the Chairman of our board of directors is unavailable, by the Chief Executive Officer or by the holders of a majority of the voting power of our Class B common stock, which is held by Cantor and CFGM. In addition, our certificate of incorporation permits us to issue “blank check” preferred stock.

Our bylaws require advance written notice prior to a meeting of stockholders of a proposal or director nomination which a stockholder desires to present at such a meeting, which generally must be received by our Secretary not later than 120 days prior to the first anniversary of the date of our proxy statement for the preceding year’s annual meeting. Our bylaws provide that all amendments to our bylaws must be approved by either the holders of a majority of the voting power of all outstanding capital stock entitled to vote or by a majority of our board of directors.

Convertible Notes

Pursuant to the terms of our convertible notes, holders of our convertible notes will have the right to require us to repurchase all or a portion such notes upon the occurrence of a “fundamental change” (as defined in the Indenture governing the convertible notes) at 100% of their principal amount, plus accrued and unpaid interest. In addition, if a “make-whole fundamental change occurs” (as defined in the Indenture governing the convertible notes) prior to maturity of the convertible notes, under certain circumstances, we will increase the conversion rate by a number of additional shares of our Class A common stock for convertible notes converted in connection with such “make-whole fundamental change.” The fundamental change purchase rights and the provisions requiring an increase to the conversion rate for conversions in connection with make-whole fundamental changes may in certain circumstances delay or prevent a takeover of us and/or the removal of incumbent management that might otherwise be beneficial to investors.

Corporate Opportunity

Our certificate of incorporation provides that no Cantor Company (as defined below) or any of the representatives (as defined below) of a Cantor Company will owe any fiduciary duty to, nor will any Cantor Company or any of their respective representatives be liable for breach of fiduciary duty to, us or any of our stockholders. To the extent that any representative of a Cantor Company also serves as our director or officer, such person will owe fiduciary duties to us in his or her capacity as our director or officer. In addition, none of any Cantor Company or any of their representatives will owe any duty to refrain from engaging in the same or similar activities or lines of business as us, or doing business with any of our clients or customers.

If a third party presents a corporate opportunity (as defined below) to a person who is a representative of ours and a representative of a Cantor Company, expressly and solely in such person’s capacity as a representative of us, and such person acts in good faith in a manner consistent with the policy that such corporate opportunity belongs to us, then such person:

•	will be deemed to have fully satisfied and fulfilled any fiduciary duty that person has to us;

•	will not be liable to us or any of our stockholders for breach of fiduciary duty by reason of such person’s action or inaction with respect to the corporate opportunity;

•	will be deemed to have acted in good faith and in a manner that such person reasonably believed to be in, and not opposed to, our best interests; and

•	will be deemed not to have breached such person’s duty of loyalty to us and our stockholders, and not to have derived an improper personal benefit therefrom.

A Cantor Company may pursue such a corporate opportunity if we decide not to.

If a corporate opportunity is not presented to a person who is both a representative of ours and a representative of a Cantor Company and, expressly and solely in such person’s capacity as a representative of us, such person will not be obligated to present the corporate opportunity to us or to act as if such corporate opportunity belongs to us, and such person:

•	will be deemed to have fully satisfied and fulfilled any fiduciary duty that such person has to us as a representative of us with respect to such corporate opportunity;

•	will not be liable to us or any of our stockholders for breach of fiduciary duty by reason of such person’s action or inaction with respect to such corporate opportunity;

•	will be deemed to have acted in good faith and in a manner that such person reasonably believed to be in, and not opposed to, our best interests; and

•	will be deemed not to have breached a duty of loyalty to us and our stockholders and not to have derived an improper personal benefit therefrom.

For purposes of the above

•	“Cantor Company” means Cantor and any of its affiliates (other than, if applicable, the Company and its affiliates);

•	“representatives” means, with respect to any person, the directors, officers, employees, general partners or managing member of such person; and

•

“corporate opportunity” means any business opportunity that we are financially able to undertake that is, from its nature, in our lines of business, is of practical advantage to us and is one in which we have an interest or a reasonable expectancy, and in which, by embracing the opportunities, the self-interest of Cantor or their respective representatives will be brought into conflict with our self-interest.

Corporate Governance Matters

See “Certain Relationships and Related Transactions, and Director Independence—The Merger and the Merger Agreement—Corporate Governance Matters,” “Certain Relationships and Related Transactions, and Director Independence —The Merger and the Merger Agreement—Amendment and Waiver” and “Certain Relationships and Related Transactions, and Director Independence—Separation Agreement” included in our Annual Report on Form 10-K for the year ended December 31, 2009, which we incorporate herein by reference.

Other Rights

See “Certain Relationships and Related Transactions, and Director Independence—Separation Agreement—New BGC Partners” included in our Annual Report on Form 10-K for the year ended December 31, 2009, which we incorporate herein by reference.

Registration Rights

For a description of the registration rights available to Cantor, see “Certain Relationships and Related Transactions, and Director Independence—Registration Rights Agreements” included in our Annual Report on Form 10-K for the year ended December 31, 2009, which we incorporate herein by reference. In addition, in connection with the issuance of the convertible notes, we entered into a registration rights agreement dated April 1, 2010, with Cantor. For a description of these additional registration rights available to Cantor, see our Current Report on Form 8-K filed with the SEC on April 7, 2010, which we incorporate herein by reference.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A common stock is American Stock Transfer & Trust Company.

PLAN OF DISTRIBUTION

We may sell the shares of Class A common stock included in this prospectus directly to purchasers, through underwriters, to dealers, or through agents, at fixed prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at privately negotiated prices.

We may sell some or all of the shares of Class A common stock included in this prospectus by or through a broker-dealer in one or more, or a combination, of the following methods:

•	purchases by the broker-dealer as principal, and resale by the broker-dealer for its account;

•	a block trade in which the broker-dealer may attempt to sell the shares as agent, but may resell all or a portion of the block as principal in order to facilitate the transaction; or

•	transactions in which the broker-dealer as agent solicits purchasers and ordinary brokerage transactions by the broker-dealer as agent.

We may directly make offers to sell the shares of Class A common stock to, or solicit offers to purchase the shares of Class A common stock from, purchasers from time to time. If required, the prospectus supplement related to any such offering by us will set forth the terms of such offering.

We may sell the shares of Class A common stock included in this prospectus from time to time to one or more underwriters, which would purchase the shares as principal for resale to purchasers, on a firm-commitment or other basis. If we sell shares of Class A common stock to underwriters, we may execute an underwriting agreement with them at the time of sale and will name them in the prospectus supplement related to any such offering. In connection with those sales, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the shares of Class A common stock for which they may act as agents. Underwriters may resell the shares of Class A common stock to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from purchasers for which they may act as agents. The prospectus supplement related to any such offering will include any required information about underwriting compensation we pay to underwriters, and any discounts, concessions or commissions underwriters allow to participating dealers, in connection with such offering.

From time to time, we may sell the shares of Class A common stock included in this prospectus to one or more dealers acting as principals. If required, the prospectus supplement related to any such offering by us will name such dealers, and will include information about any compensation paid to the dealers, in such offering. The dealers, which may be deemed to be “underwriters” as that term is defined in the Securities Act, may then resell the shares to purchasers.

We may also designate broker-dealers as agents from time to time to solicit offers from purchasers to purchase the shares of Class A common stock, or to sell the shares of Class A common stock in ordinary brokerage transactions, on our behalf. If required, the prospectus supplement related to any such offering by us will name such agents, and will include information about any commissions paid to the agents, in such offering. Agents may be deemed to be “underwriters” as that term is defined in the Securities Act in such offering.

In connection with a firm commitment offering, the underwriters may purchase and sell shares of the Class A common stock included in this prospectus in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares of the Class A common stock than they are required to purchase in an offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the Class A common stock while an offering is in progress. The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased shares of the Class A common stock sold by or for the account of that underwriter in stabilizing or short-covering transactions. These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the Class A common stock. As a result, the price of the Class A common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on or through the Nasdaq Global Select Market, the existing trading market for our Class A common stock, or in the over-the-counter market or otherwise.

We or our underwriters, broker-dealers, or agents may make sales deemed to be an at-the-market offering as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on or through the Nasdaq Global Select Market, the existing trading market for our Class A common stock, or in the over-the-counter market or otherwise.

Any underwriters, broker-dealers, or agents offering the shares of Class A common stock included in this prospectus will not confirm sales to any accounts over which they or their affiliates exercise discretionary authority without the prior approval of the customer.

Underwriters, broker-dealers, agents and other persons may be entitled, under agreements that they may enter into with us, to indemnification by us against certain liabilities, including liabilities under the Securities Act, in connection with an offering of the shares of Class A common stock included in this prospectus.

The underwriters, broker-dealers, agents, and their associates may be affiliates or customers of or lenders to, and may engage in transactions with and perform services for, us and our affiliates in the ordinary course of business. In this regard, Cantor Fitzgerald & Co., our broker-dealer affiliate, is a member of the Financial Industry Regulatory Authority, Inc., which we refer to as “FINRA,” and may participate in offerings of the shares of Class A common stock included in this prospectus. Accordingly, offerings of the shares of Class A common stock included in this prospectus in which Cantor Fitzgerald & Co. participates will conform to the requirements set forth in Rule 2720 of the Conduct Rules of FINRA. Cantor Fitzgerald & Co. and its affiliates have provided investment banking services to us and our affiliates in the past and/or may do so in the future. They receive customary fees and commissions for these services. In addition, they may also receive brokerage services and market data and analytics products from us and our affiliates. For further information about our relationship with Cantor Fitzgerald & Co. and its affiliates, see the section entitled “Certain Relationships and Related Transactions” in our Form 10-K for the year ended December 31, 2009, which is incorporated by reference herein.

As a result of requirements of FINRA, the maximum discount, concession or commission to be received by any FINRA member or independent broker-dealer may not be greater than eight percent (8%) of the gross proceeds received by us for the sale of any of the shares of Class A common stock included in this prospectus.

LEGAL MATTERS

The validity of the securities offered pursuant to this prospectus will be passed upon for us by Stephen M. Merkel, our Executive Vice President, General Counsel and Secretary. Mr. Merkel’s address is c/o BGC Partners, Inc., 499 Park Avenue, New York, NY 10022. As of April 30, 2010, Mr. Merkel owned (i) 610,000 shares of our Class A common stock subject to options currently outstanding and exercisable or exercisable within 60 days of April 30, 2010, (ii) 8,872 shares of our Class A common stock held directly by Mr. Merkel, (iii) 7,098 shares of our Class A common stock held in Mr. Merkel’s 401(k) account, (iv) 2,250 shares of our Class A common stock beneficially owned by Mr. Merkel’s spouse, (v) 53,945 shares of our Class A common stock receivable beginning April 30, 2010 pursuant to distribution rights held by Mr. Merkel, receipt of which was deferred until a future date, (vi) 3,268 RSUs and (vii) 150,137 REUs having a aggregate post-termination amount of $927,500.

EXPERTS

Ernst & Young LLP, our independent registered public accounting firm, has audited the consolidated financial statements and financial statement schedule of BGC Partners, Inc. as of December 31, 2009 and 2008 and for the two years ended December 31, 2009 included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, and the effectiveness of internal control over financial reporting of BGC Partners, Inc. as of December 31, 2009, as stated in their reports, which are incorporated by reference in this prospectus. Such consolidated financial statements and financial statement schedule of BGC Partners, Inc. are incorporated by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated statements of operations, cash flows, and changes in equity of BGC Partners, Inc. and subsidiaries, for the year ended December 31, 2007, and the related financial statement schedule, included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and incorporated by reference in this prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports incorporated by reference herein. Such consolidated financial statements and financial statement schedule are incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and periodic reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at One Station Place, 100 F Street, N.E., Washington, D.C. 20549. You can also request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These filings are also available to the public from the SEC’s web site at www.sec.gov.

Our Internet website address is www.bgcpartners.com. Through our Internet website, we make available, free of charge, the following reports as soon as reasonably practicable after electronically filing them with, or furnishing them to, the SEC: our Annual Reports on Form 10-K; our proxy statements for our annual and special stockholder meetings; our Quarterly Reports on Form 10-Q; our Current Reports on Form 8-K; Forms 3, 4 and 5 and Schedules 13D filed on behalf of Cantor and other reporting persons, our directors and our executive officers; and any amendments to those reports. Information contained on our website is not, and should not be interpreted to be, part of this prospectus.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information that we file later with the SEC will automatically update information in this prospectus. In all cases, you should rely on the later information over different information included in this prospectus or any applicable prospectus supplement. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 filed on March 16, 2010;

•	our Current Report on Form 8-K filed on March 3, 2010;

•	our Current Report on Form 8-K filed on March 25, 2010;

•	our Current Report on Form 8-K filed on March 31, 2010;

•	our Current Report on Form 8-K filed on April 7, 2010;

•	our Current Report on Form 8-K filed on April 30, 2010;

•	our Registration Statement on Form 8-A filed on November 18, 1999; and

•	our Amendment No. 1 to Registration Statement on Form 8-A/A filed on March 7, 2001.

All documents we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, including filings made (i) after the date of the initial registration statement and prior to effectiveness of the registration statement and (ii) after the date of this prospectus and before the completion of the offering of the shares described in this prospectus shall be incorporated by reference in this prospectus from the date of filing of such documents.

You may obtain copies of these documents, at no cost to you, from our Internet website (www.bgcpartners.com), or by writing or telephoning us at the following address:

Investor Relations

BGC Partners, Inc.

499 Park Avenue

New York, New York 10022

(212) 610-2200

PART II

Information Not Required in Prospectus

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, other than any underwriting discounts and commissions, payable in connection with the offering of the shares of Class A common stock being registered, all of which will be paid by BGC Partners, Inc. (the “Registrant”). All amounts are estimates except the SEC registration fee.

Amount
SEC registration fee	$7,130
Printing and engraving expenses	5,000
Legal fees and expenses	50,000
Accounting fees and expenses	10,000
Transfer agent and registrar fees and expenses	3,000
Miscellaneous	4,870

Total	$80,000

Item 15.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the Registrant. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaws, agreement, vote of stockholders or disinterested directors or otherwise. The Registrant’s Amended and Restated Certificate of Incorporation provides for indemnification by the Registrant of its directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions or (4) for any transaction from which the director derived an improper personal benefit. The Registrant’s Amended and Restated Certificate of Incorporation and its Amended and Restated Bylaws provide for such limitation of liability to the fullest extent permitted by the Delaware General Corporation Law.

The Registrant maintains standard policies of insurance under which coverage is provided (1) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, while acting in their capacity as directors and officers of the Registrant, and (2) to the Registrant with respect to payments which may be made by the Registrant to such officers and directors pursuant to any indemnification provision contained in the Registrant’s Amended and Restated Certificate of Incorporation or otherwise as a matter of law.

Any underwriting agreement or agency agreement that may be entered into connection with sales under this Registration Statement will likely provide for indemnification of directors and certain officers of the Registrant by the underwriters or agents against certain liabilities, including liabilities under the Securities Act. Any such underwriting agreement or agency agreement with respect to an offering of shares registered hereunder will provide for indemnification of BGC Partners, Inc. and its officers and directors and the directors who signed this Registration Statement by the underwriters or agents, as the case may be, against certain liabilities, including liabilities under the Securities Act.

Item 16.	Exhibits.

The Exhibit Index beginning on page II-5 is hereby incorporated by reference.

Item 17.	Undertakings.

The undersigned Registrant hereby undertakes:

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

That, for the purpose of determining liability under the Securities Act to any purchaser:

(A) Each prospectus filed by a Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

That, for purposes of determining any liability under the Securities Act, each filing of Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a Registrant of expenses incurred or paid by a director, officer or controlling person of a Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, that Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, BGC Partners, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York on May 5, 2010.

BGC PARTNERS, INC.

/s/ Howard W. Lutnick
Name: Howard W. Lutnick
Title: Chairman and Chief Executive Officer

POWER OF ATTORNEY

Each of A. Graham Sadler, Stephen T. Curwood, John H. Dalton and Barry R. Sloane, whose signature appears below, hereby constitutes and appoints Howard W. Lutnick and Stephen M. Merkel, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any or all amendments or supplements to this registration statement, whether pre-effective or post-effective, and any and all additional registration statements pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing necessary or appropriate to be done with respect to this registration statement or any amendments or supplements hereto in the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrant, BGC Partners, Inc., in the capacities and on the date or dates indicated.

Signature	Capacity in Which Signed	Date

/s/ Howard W. Lutnick Howard W. Lutnick
	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	May 5, 2010

/s/ A. Graham Sadler A. Graham Sadler
	Chief Financial Officer (Principal Financial and Accounting Officer)	May 5, 2010

/s/ Stephen T. Curwood Stephen T. Curwood	Director	May 5, 2010

/s/ John H. Dalton John H. Dalton	Director	May 5, 2010

/s/ Barry R. Sloane Barry R. Sloane	Director	May 5, 2010

/s/ Albert M. Weis Albert M. Weis	Director	May 5, 2010

INDEX TO EXHIBITS

The following Exhibits are filed as part of this Registration Statement on Form S-3.

Exhibit Number	Exhibit Title

2.1	Agreement and Plan of Merger, dated as of May 29, 2007, by and among eSpeed, Inc., BGC Partners, Inc., Cantor Fitzgerald, L.P., BGC Partners, L.P., BGC Global Holdings, L.P. and BGC Holdings, L.P. (incorporated by reference to the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the SEC on February 11, 2008)

2.2	Amendment No. 1, dated as of November 5, 2007, to the Agreement and Plan of Merger, dated as of May 29, 2007, by and among eSpeed, Inc., BGC Partners, Inc., Cantor Fitzgerald, L.P., BGC Partners, L.P., BGC Global Holdings, L.P. and BGC Holdings, L.P. (incorporated by reference to the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the SEC on February 11, 2008)

2.3	Amendment No. 2, dated as of February 1, 2008, to the Agreement and Plan of Merger, dated as of May 29, 2007, by and among eSpeed, Inc., BGC Partners, Inc., Cantor Fitzgerald, L.P., BGC Partners, L.P., BGC Global Holdings, L.P. and BGC Holdings, L.P. (incorporated by reference to the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the SEC on February 11, 2008)

2.4	Separation Agreement, dated as of March 31, 2008, by and among Cantor Fitzgerald, L.P., BGC Partners, LLC, BGC Partners, L.P., BGC Global Holdings, L.P. and BGC Holdings, L.P. (incorporated by reference to Exhibit 2.4 to the Registrant’s Current Report on Form 8-K filed with the SEC on April 7, 2008)

3.1	Amended and Restated Certificate of Incorporation of BGC Partners, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on April 7, 2008)

3.2	Amended and Restated Bylaws of BGC Partners, Inc. (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on April 7, 2008)

4.1	Specimen Class A Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1 filed with the SEC on April 18, 2008)

4.2	Warrant issued to Dynegy, Inc. (incorporated by reference to Exhibit 10.12 to the Registrant’s Quarterly Report on Form 10-Q (Commission file number 0-28191) for the quarter ended June 30, 2000 filed with the SEC on August 14, 2000)

4.3	Warrant issued to Williams Energy Marketing & Trading Company (incorporated by reference to Exhibit 10.13 to the Registrant’s Quarterly Report on Form 10-Q (Commission file number 0-28191) for the quarter ended June 30, 2000 filed with the SEC on August 14, 2000)

4.4	Warrant Agreement, dated as of August 21, 2002, between eSpeed, Inc. and UBS USA, Inc. (incorporated by reference to Exhibit 10.19 to the Registrant’s Quarterly Report on Form 10-Q (Commission file number 0-28191) for the quarter ended September 30, 2002 filed with the SEC on November 14, 2002)

4.5	Warrant Agreement, dated as of September 13, 2001, between eSpeed, Inc. and Exchange Brokerage Systems Corp. (incorporated by reference to Exhibit 10.24 to the Registrant’s Quarterly Report on Form 10-Q (Commission file number 0-28191) for the quarter ended September 30, 2002 filed with the SEC on November 14, 2002)

4.6	Amended and Restated Warrant Agreement, dated as of October 23, 2003, between eSpeed, Inc. and UBS USA Inc. (incorporated by reference to Exhibit 10.27 to the Registrant’s Quarterly Report on Form 10-Q (Commission file number 0-28191) for the quarter ended September 30, 2003 filed with the SEC on November 13, 2003)

4.7	Warrant Agreement, dated as of February 24, 2006, among eSpeed, Inc. and IDT Horizon GT, Inc. (incorporated by reference to Exhibit 4.10 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2005 filed with the SEC on March 15, 2006)

4.8	Note Purchase Agreement, dated as of March 31, 2008, by and among BGC Partners, L.P. and the Purchasers whose names appear at the end thereof (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on April 7, 2008)

Exhibit Number	Exhibit Title

4.9	Guaranty of BGC Partners, Inc., dated as of March 31, 2008 (incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on April 7, 2008)

4.10	Letter Agreement, dated as of March 31, 2008, by and between BGC Partners, Inc. and Cantor Fitzgerald, L.P. (incorporated by reference to Exhibit 4.3 to the Registrant’s Current Report on Form 8-K filed with the SEC on April 7, 2008)

4.11	Subscription Agreement, dated March 16, 2010, among BGC Partners, Inc., BGC Holdings, L.P. and Cantor Fitzgerald, L.P. (incorporated by reference to Exhibit 10.43 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC on March 16, 2010)

4.12	Indenture, dated as of April 1, 2010, between BGC Partners, Inc. and Wells Fargo Bank, National Association, as Trustee, relating to the 8.75% Convertible Senior notes due 2015 (incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on April 7, 2010)

4.13	BGC Partners, Inc. 8.75% Convertible Senior Note due 2015 (incorporated by reference to Exhibit 4.3 to the Registrant’s Current Report on Form 8-K filed with the SEC on April 7, 2010)

4.14	BGC Holdings, L.P. 8.75% Senior Convertible Notes due 2015 (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on April 7, 2010)

4.15	Registration Rights Agreement, dated as of December 9, 1999, by and among eSpeed, Inc. and the Investors named therein (incorporated by reference to Exhibit 10.6 to the Registrant’s Annual Report on Form 10-K (Commission file number 0-28191) for the year ended December 31, 1999 filed with the SEC on March 29, 2000)

4.16	Registration Rights Agreement by and between Cantor Fitzgerald, L.P. and BGC Partners, LLC, dated as of March 31, 2008 (incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K filed with the SEC on April 7, 2008)

4.17	Registration Rights Agreement, dated as of April 1, 2010, by and between BGC Partners, Inc. and Cantor Fitzgerald, L.P. (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on April 7, 2010)

5.1	Opinion of Stephen M. Merkel

23.1	Consent of Ernst & Young LLP, independent auditors, regarding the consolidated financial statements and financial statement schedule of BGC Partners, Inc. as of December 31, 2009 and 2008 and for the two years ended December 31, 2009 and the effectiveness of internal control over financial reporting of BGC Partners, Inc. for the year ended December 31, 2009

23.2	Consent of Deloitte & Touche LLP, independent auditors, regarding the consolidated financial statements and financial statement schedule of BGC Partners, Inc. for the year ended December 31, 2007.

23.3	Consent of Stephen M. Merkel (included in Exhibit 5.1 to this Registration Statement).

24.1	Powers of Attorney (included on the signature page of this Registration Statement)